Exhibit 99.1
 News Release

FOR IMMEDIATE RELEASE

Contact:	At Dresner Corporate Services
Robert L. Johnson, Chairman & CEO Curt Kollar, CFO	Steve Carr 312-780-7211
706-645-1391	scarr@dresnerco.com
bjohnson@charterbank.net or ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES FIRST QUARTER FISCAL 2013
EARNINGS OF $2.3 MILLION

•      Basic and diluted EPS of $0.13, a $0.10 improvement over same period last year
•      Noninterest expense improves quarter over quarter
•      Allowance for loan losses at 263% of nonperforming loans
•      Bank core capital ratio 12.30%
•      Bank total risk based capital 20.06%
•      Year-over-year stockholders’ equity growth of 5.8%

WEST POINT, Georgia, January 25, 2013—Charter Financial Corporation (NASDAQ: CHFN) today reported net income of $2.3 million, or $0.13 per basic and diluted share, for the quarter ended December 31, 2012, compared with $488,000, or $0.03 per basic and diluted share, for the quarter ended December 31, 2011. Improved net income in the current period was the result  of lower noninterest expense and lower credit costs, partially offset by a decrease in noninterest income and net interest income.

The Company’s total assets were $1.03 billion at December 31, 2012, approximately the same as of September 30, 2012, and down nominally from $1.11 billion at December 31, 2011. Total loans outstanding were $575.6 million at December 31, 2012, of which $149.3 million, or 25.9%, were covered by FDIC loss sharing. Total loans outstanding at September 30, 2012, and December 31, 2011, were $593.9 million and $647.7 million, respectively.

Chairman and CEO Robert L. Johnson said, “We are pleased with our earnings improvement, the continued advances in our asset quality and the growth in our stockholders' equity. These trends confirm our strategy of seeking organic growth in retail and small business segments and acquisition of those segments by purchasing other banks in attractive community markets. Our announced second step conversion will boost our already strong capital position and further sustain this strategy of purchasing smaller or weaker banks in need of a strong partner.”

Total deposits were $806.1 million at December 31, 2012, compared with $800.3 million at September 30, 2012.   During the three months ended December 31, 2012, core deposits increased from $456.3 million to $463.3 million. Borrowings declined by $1.0 million to $80.0 million at December 31, 2012.

Net interest income decreased to $9.0 million for the quarter ended December 31, 2012, from $9.2 million for the quarter ended December 31, 2011.  Total interest income decreased to $11.1 million for the quarter ended December 31, 2012, compared to $12.5 million for the same quarter last year as a result of lower interest rates and a decrease in the average balance of loans. Interest expense was lower at $2.1 million for the quarter ended December 31, 2012, compared with $3.3 million for the same quarter of 2011.

The net interest margin increased to 4.13% for the quarter ended December 31, 2012, compared with 3.94% for the same quarter of 2011.

Noninterest expense decreased to $8.3 million for the quarter ended December 31, 2012, compared to $10.3 million for the same quarter of 2011.  The majority of the decrease relates to the Company’s higher costs in the December 2011 quarter as a result of FDIC-assisted acquisitions, including the costs associated with acquiring, integrating and operating the additional branches, as well as resolving the acquired problem assets.  During the December 2012 quarter the Company had six fewer branches than it had at the start of the December 2011 quarter.

Noninterest income decreased to $3.2 million for the quarter ended December 31, 2012, compared with $3.8 million for the same quarter in 2011. Noninterest income for the current quarter was lower due to decreased discount accretion on the Company’s FDIC indemnification assets, which totaled $148,000 and $570,000 for the three months ended December 31, 2012, and 2011, respectively. The quarter ended December 31, 2011 included a net gain on the sale of securities of $633,000 which was partially offset by a charge of $100,000 for other than temporary impairment of a non-agency collateralized mortgage security, while the December 2012 quarter included a gain on sale of securities of $220,000. Also, fees on deposits increased to $1.9 million for the quarter ended December 31, 2012, from $1.7 million for the quarter ended December 31, 2011.

Nonperforming assets not covered by loss sharing agreements declined to $4.6 million at December 31, 2012, from $12.5 million at December 31, 2011, and $5.6 million at September 30, 2012. The Company had net charge-offs of $108,000 for the quarter ended December 31, 2012, compared to $2.1 million for the same quarter of 2011. With the change in regulatory authorities to the OCC, the Company aligned its accounting charge-off policies of the OCC in the December 31, 2011 quarter, which resulted in increased charge-offs of certain specific amounts previously reflected in the allowance for loan losses.

The Company recorded a provision for loan losses of $300,000 on non-covered loans and $95,000 on covered loans for the quarter ended December 31, 2012, compared to $1.5 million on non-covered loans and $600,000 on covered loans for the same quarter in 2011. The allowance for loan losses was 1.92% of non-covered loans at December 31, 2012, compared with 2.00% of non-covered loans at December 31, 2011. Additionally, the allowance for loan losses improved to 262.64% of non-covered, nonperforming loans at December 31, 2012 from 237.69% at September 30, 2012, and 96.58% at December 31, 2011.

The Company had higher total stockholders’ equity of $144.0 million at December 31, 2012, compared with $136.1 million at December 31, 2011.

Mr. Johnson added, “We are pleased with the continued strengthening of our capital, the improving quality of our legacy loan portfolio and the excellence of our deposit funding. Our core regulatory capital is 12.30% of assets at December 31, 2012, up from 12.16% of assets at September 30, 2012.”

Mr. Johnson concluded, “Our network of 16 branches serves an attractive geographic region in West Central Georgia, East Central Alabama, and the Florida Gulf Coast and our solid capital position places CharterBank in a unique position of strength versus many of its peers. With our strong capital and a solid operating base, we are well positioned to build a valuable community bank footprint “.”

About Charter Financial Corporation

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a growing full-service community bank. Charter Financial Corporation is in the mutual holding company structure. CharterBank is headquartered in West Point, Georgia, and operates branches in West Central Georgia, East Central Alabama, and the Florida Gulf Coast. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release contains “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties.  Consequently, no forward-looking statements can be guaranteed.  Except as required by law, the  Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Charter Financial Corporation
Selected Financial Data (unaudited)
In thousands except share and per share data:

	December 31,	September 30,	December 31,
	2012	2012***	2011
Total Assets	$1,034,074	$1,032,220	$1,116,741
Cash and Cash Equivalents	130,248	108,828	78,815
Loans Receivable, Net	575,638	593,904	647,727
Non-covered Loans Receivable, Net	426,370	427,676	432,108
Covered Loans Receivable, Net	149,268	166,228	215,619
Real Estate Owned	22,444	24,010	29,479
Non-covered Real Estate Owned	1,414	2,107	3,389
Covered Real Estate Owned	21,030	21,903	26,090
Securities Available for Sale	179,246	189,379	186,330
Core Deposits*	463,345	456,292	450,692
Retail Deposits**	775,371	779,397	836,617
Total Deposits	806,118	800,262	859,504
Borrowings	80,000	81,000	110,000
Total Stockholders’ Equity	143,989	142,521	136,051

Book Value per Share	$8.09	$$8.00	$$7.59
Tangible Book Value per Share	7.78	7.69	7.25

Minority Shares Outstanding	6,343,943	6,353,443	6,473,125
Total Shares Outstanding – at Period End	17,801,867	17,811,367	17,928,049
Weighted Average Total Shares Outstanding – Basic	17,806,739	17,834,243	18,036,619
Weighted Average Total Shares Outstanding – Fully Diluted	17,846,627	17,863,139	18,070,041

*Core deposits include transaction accounts, money market accounts and savings accounts.
**Retail deposits include Core Deposits and certificates of deposits excluding brokered and wholesale certificates of deposits.
***Financial information as of September 30, 2012 has been derived from audited financial statements

*

 Selected Operating Data (in thousands except share and per share data):

	Three Months Ended
	December 31,		September 30,	June 30,
	2012	2011	2012	2012

Total Interest Income	$ 11,052	$12,500	$11,154	$11,805
Total Interest Expense	2,055	3,333	2,134	2,271
Net Interest Income	8,997	9,167	9,020	9,534
Provision for Loan Losses on non-covered loans	300	1,500	1,200	300
Provision for Loan Losses on covered loans	95	600	236	75
Net Interest Income after
Provision for Loan Losses	8,602	7,067	7,584	9,159
Noninterest Income	3,207	3,816	3,684	2,929
Noninterest Expense	8,321	10,264	8,659	11,506
Income before Income Taxes	3,488	619	2,609	582

Income Tax Expense (Benefit)	1,154	131	858	(897)
Net Income	$ 2,334	$488	$ 1,751	$1,479

Earnings per Share – Basic	$ 0.13	$0.03	$ 0.10	$0.08
Earnings per Share – Fully Diluted	0.13	0.03	0.10	0.08
Cash Dividends per Share**	-	0.05	-	0.05

Net Charge-offs – Legacy Loans	108	2,050	1,556	280
Deposit Fees	1,949	1,724	1,947	1,713
Gain on Sale of Loans	350	185	353	261

	Three Months Ended
	December 31,		September 30,	June 30,
	2012	2011	2012	2012
	Unaudited
Return on Equity	6.51%	1.41%	4.95%	4.27%
Return on Assets	0.92%	0.17%	0.68%	0.57%
Net Interest Margin	4.13%	3.94%	4.09%	4.33%
Bank Core Capital Ratio	12.30%	11.28%	12.16%	12.33%
Bank Total Risk Based Capital	20.06%	21.59%	19.22%	20.86%
Effective Tax Rate	33.10%	21.07%	32.88%	(154.17%)

Ratios of Non-covered Assets:
Allowance for loan losses as a % of Total Loans	1.92%	2.00%	1.87%	1.94%
Allowance for loan losses as a % of Nonperforming Loans	262.64%	96.58%	237.69%	143.14%
Nonperforming Assets as a % of Total Loans and REO	1.06%	2.82%	1.27%	2.13%
Nonperforming Assets as a % of Total Assets	0.53%	1.63%	0.69%	1.19%
Net Charge-offs as a % of Average Loans	0.10%	1.90%	1.43%	0.25%